Exhibit 99.28

                              ASSIGNMENT OF OPTION



     WHEREAS, on July 8, 2003, I entered into an option agreement (the "Option Agreement") with Samuel C. Johnson, as trustee of the Samuel C. Johnson 1988 Trust Number One (the "Trust Number One");

     WHEREAS, pursuant to the Option Agreement, I have the right to purchase 161,667 Class A shares of Johnson Outdoors, Inc., a Wisconsin corporation (the "Option Assets"), from Trust Number One prior to January 7, 2005;

     WHEREAS, pursuant to paragraph 3 of the Option Agreement, I may assign my right to exercise the option granted under the Option Agreement, in whole or in part, to trusts for the benefit of any one or more of Samuel C. Johnson's descendants; and

     WHEREAS, I desire to assign all of my rights under the Option Agreement to Johnson Bank, as trustee of the Winifred J. Marquart Third Party Gift and Inheritance Trust.

     NOW, THEREFORE: I hereby assign, transfer and convey all of my rights under the Option Agreement to Johnson Bank, as trustee of the Winifred J. Marquart Third Party Gift and Inheritance Trust.

Dated:   December 31, 2004.



                                             /s/ Winifred J. Marquart
                                       -----------------------------------------
                                                Winifred J. Marquart





The undersigned accepts the foregoing assignment as of the date last above written.



                                       WINIFRED J. MARQUART THIRD PARTY GIFT AND
                                       INHERITANCE TRUST

                                       JOHNSON BANK, trustee


                                       /s/ Brian L. Lucareli
                                       -----------------------------------------
                                       Brian L. Lucareli, Senior Vice President